Exhibit 3(ll)

LIMITED LIABILITY COMPANY AGREEMENT

OF

US PACKAGING ACQUISITION LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of US Packaging Acquisition LLC, a Delaware limited liability company (the “Company”) is entered into as of April 14, 2014, by Signode Industrial Group US Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

RECITALS

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

1.       Name. The name of the limited liability company shall be US Packaging Acquisition LLC (the “Company”).

2.       Purpose. The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.       Registered Office. The address of the registered office of the Company in the State of Delaware is c⁄o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.       Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

5.       Member. The name and the mailing address of the Member are as follows:

Signode Industrial Group US Inc.

1001 Pennsylvania Avenue, NW

Suite 220 South

Washington, DC 20004

6.       Powers. The business and affairs of the Company shall be managed by the Member, and the Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware; provided that the Member shall have the right to designate an individual or entity to act as the manager of the Company and to exercise any or all of the rights and powers reserved to the Member under this Agreement. The Member is authorized to bind the Company and to execute and deliver any document on behalf of the Company without any vote or consent of any other individual or entity permitted to be a member of a limited liability company under the Act (a “Person”). The Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file all certificates (and any amendments or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware. The Member is hereby authorized to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

7.      Officers. Officers of the Company may be elected from time to time by the Member and shall consist of such officers as may be deemed necessary or desirable by the Member.

8.      Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) any time there are no members of the Company unless the Company is continued in accordance with the Act, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

8.      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of the Company and the Member covenants, agrees and acknowledges that no Person other than the Member shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any current or future general or limited partner, director, officer, agent, employee, affiliate or assignee of the Member or any current or future director, officer, agent, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, for any obligations of the Member under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation.

9.      Capital Contributions. The Member has contributed in cash, as its initial capital contribution to the Company, the amounts set forth on Schedule I attached hereto. The Member may make, but shall not be required to make, additional capital contributions to the Company.

10.    Allocations of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

11.    Distributions. Distributions shall be made to the Member at the time and in the aggregate amounts determined by the Member.

12.    Assignments. The Member may assign in whole or in part its limited liability interest.

13.    Amendment. After the date hereof, this Agreement may be amended with the consent of the Member.

14.    Resignation. The Member may resign from the Company upon written notice to the Company.

15.    Admission of Additional Member. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.

16.    Liability of Member. The Member shall have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

17.    Exculpation; Indemnification; Insurance.

(a)

To the fullest extent permitted by applicable law, the Company indemnifies and holds harmless (i) the Member and each of its affiliates, officers, directors, managers, partners, members, employees or agents (each a “Covered Person”), and (ii) each of their respective successors and assigns, heirs, executors or administrators (any person specified in clauses (i)-(ii) is referred to as, collectively, “Indemnified Persons”) from and against any and all loss, damage, claim or expenses (“Losses”) incurred by such Indemnified Person by reason of such Indemnified Person’s status as an Indemnified Person or any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement; provided, however, that no Indemnified Person shall be entitled to be indemnified in respect of any Losses incurred by such Indemnified Person by reason of such Indemnified Person’s or such Indemnified Person’s Affiliate’s (as defined below) fraud, breach of this Agreement or breach of duty, bad faith, gross negligence or willful misconduct by the Indemnified Person; provided, further, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and no Indemnified Person shall have any personal liability on account thereof. “Affiliate” of a Person (or words of similar import, whether or not capitalized) means (1) any officer, director, employee, trustee, shareholder, manager (with respect to a limited liability company), member, partner or relative within the third degree of kindred of the Person in question; (2) any Person controlling, controlled by or under common control with the Person in question (whether directly or indirectly through one or more intermediaries); and (3) any officer, director, trustee, employee, shareholder, member or partner of any Person described in (2) above.

(b)

Except as otherwise expressly required by law, a member of the Company shall have no liability in excess of (i) its share of any assets and undistributed profits of the Company and (ii) the amount of any distributions improperly or erroneously distributed to it. Specifically, no member of the Company shall have any liability for the repayment of any capital contribution of any other member of the Company.

(c)

No Indemnified Person shall be liable to the Company or any other Indemnified Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner believed by the Indemnified Person in good faith to be within the scope of authority conferred on such Indemnified Person by this

Agreement (or a delegation of such authority as permitted under this Agreement), except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s fraud, breach of this Agreement or breach of duty, bad faith, gross negligence or willful misconduct.

(d)

To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by an Indemnified Person in defending any claim, demand, action suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 17(a) hereof.

(e)

The Member shall use its reasonable efforts to cause the Company to purchase and maintain liability, property and other insurance to the extent and in such amounts as reasonably necessary, providing coverage for such persons and entities as the Member shall determine, regardless of whether the Company would have the power to indemnify such Persons against such liability under the provisions of this Agreement or applicable law.

(f)

The rights to indemnification and the advancement of expenses conferred in this Section 17 are not exclusive of any other right that any Indemnified Person may have or later acquire under any statute, agreement or otherwise.

(g)

In the event that the Member or the Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, such successor entity shall assume the obligations set forth in this Section 17.

18.    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first written above.

SIGNODE INDUSTRIAL GROUP US INC.

By:	/s/ Brian A. Bernasek
Name:	Brian A. Bernasek
Title:	Chief Executive Officer